Filed pursuant to Rule 424(b)(3)
Registration Statement on Form SB-2
File No. 333-115471

SUPPLEMENT TO PROSPECTUS
DATED AUGUST 12, 2004

Callisto Pharmaceuticals, Inc.

The Prospectus dated August 12, 2004 relating to the offer and resale of up to 6,056,041 shares of common stock of Callisto Pharmaceuticals, Inc. by certain stockholders (OTC Bulletin Board: CLSP.OB), is hereby supplemented to add the following to the section entitled “Description of Business – License Agreements” on page 21 of the Prospectus:

On August 12, 2004, we entered into a worldwide license agreement with The University of Texas M. D. Anderson Cancer Center pursuant to which we licensed Annamycin, an anthracycline drug for leukemia therapy. The license agreement provides for aggregate milestone payments by us of up to $750,000 based on achieving regulatory submissions and approvals. In addition, the license agreement requires us to pay royalties based on net sales to M. D. Anderson. We also paid a one-time license fee of $100,000 to M. D. Anderson.

The date of this Prospectus Supplement is September 8, 2004.